The Calvert Fund:
                      Calvert Strategic Growth Fund

                   Statement of Additional Information
                              July 31, 1997



INVESTMENT ADVISOR
Calvert Asset Management Company, Inc.
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814

TRANSFER AGENT
Calvert Shareholder Services, Inc.
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814

INDEPENDENT ACCOUNTANTS
Coopers & Lybrand, L.L.P.
217 E. Redwood Street
Baltimore, Maryland 21202-3316

PRINCIPAL UNDERWRITER
Calvert Distributors, Inc.
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814

TABLE OF CONTENTS

Investment Objective and Policies                     1
Investment Restrictions                               6
Dividends, Distributions and Taxes                    7
Net Asset Value                                       8
Calculation of Total Return                           9
Purchase and Redemption of Shares                    10
Reduced Sales Charges (Class A)                      11
Advertising                                          11
Trustees and Officers                                11
Investment Advisor and Subadvisor                    15
Method of Distribution                               16
Transfer and Shareholder Servicing Agent             17
Fund Transactions                                    17
Independent Accountant and Custodians                17
General Information                                  17
Financial Statements                                 18
Appendix                                             18

STATEMENT OF ADDITIONAL INFORMATION-July 31, 1997

                             THE CALVERT FUND
                      CALVERT STRATEGIC GROWTH FUND
                         4550 Montgomery Avenue,
                         Bethesda, Maryland 20814

New Account                            (800) 368-2748
Information:                           (301) 951-4820

Shareholder Services:                  (800) 368-2745

Broker                                 (800) 368-2746
Services:                              (301) 951-4850

TDD for the Hearing-Impaired:          (800) 541-1524

         This Statement of Additional Information is not a prospectus. Investors should read the Statement of Additional Information in conjunction with the Fund's Prospectus dated July 31, 1997, which may be obtained free of charge by writing the Fund at the above address or calling the Fund.

                           INVESTMENT OBJECTIVE

         Calvert Strategic Growth Fund (the "Fund") is a nondiversified series of The Calvert Fund, an open-end management investment company. The Fund seeks maximum long-term growth primarily through investment in equity securities, consistent with the Fund's Investment Principles as developed by the Fund's investment subadvisor. Under normal market conditions, the Fund strives to be fully invested. In a declining market, the Fund may raise cash, establish short positions, or employ other defensive strategies in an attempt to protect against the decline of its investments. To the extent possible, investments are made in enterprises that make a significant contribution to our society through their products and services and through the way they do business.

SPECIAL RISKS OF THE FUND'S INVESTMENT STRATEGIES

         The Fund may purchase put and call options, and write (sell) covered put and call options, on equity and debt securities, foreign currencies and stock or debt indices. The Fund may purchase or write both exchange-traded and OTC options. These strategies may also be used with respect to futures.
         An option is a legal contract that gives the holder the right to buy or sell a specified amount of the underlying interest at a fixed or determinable price (called the exercise or strike price) upon exercise of the option. A futures contract is an agreement to take delivery or to make delivery of a standardized quantity and quality of a certain commodity during a particular month in the future at a specified price. Successful use of the Fund's investment strategies with respect to futures, options and short sales depends on the ability to predict movements of the overall securities, currency and interest rate markets, which is a different skill than that required to select equity and debt investments. There can be no assurance that a chosen strategy will succeed.
         There may not be an expected correlation between price movements of a hedging instrument and price movements of the investment being hedged, so that the Fund may lose money notwithstanding employment of the hedging strategy.
         While the Fund's investment strategies can reduce risk of loss by offsetting the negative effect of unfavorable price movements, they can also reduce the opportunity for gain by offsetting the positive effect of a favorable price movement. If the variance is great enough, a decline in the price of an instrument may result in a loss to the Fund.
         The Fund may be required to cover its assets in a segregated account. If an investment cannot be liquidated at the time the Subadvisor believes it is best for the Fund, the Fund might be required to keep assets on reserve that it otherwise would not have had to maintain. Similarly, it might have to sell a security at an inopportune time in order to maintain the reserves.

FUTURES AND OPTIONS

         The Fund is authorized to invest in certain types of futures, options, warrants and stock rights for the purpose of hedging, that is, protecting against the risk of market movements that may adversely affect the value of the Fund's securities or the price of securities that the Fund is considering purchasing. Although a hedging transaction may partially protect the Fund from a decline in the value of a particular security or its portfolio generally, the cost of the transaction will reduce the potential return on the security or the portfolio. The Fund may only write call options on securities that it owns (i.e., that are "covered"). No more than 50% of the Fund's total assets shall be subject to outstanding options contracts. Management presently intends to cease writing options in the event that 25% of total assets are subject to outstanding options contracts. As an operating policy, the Fund may purchase a call or put option on securities (including a straddle or spread) only if the value of that option premium, when aggregated with the premiums of all other options on securities held by the Fund, does not exceed 5% of the Fund's assets. Following is a summary of the futures, options, warrants and stock rights in which the Fund may invest:
         In exchange for a premium, a call option on a security, security index or a foreign currency, gives the holder (buyer) of the option the right (but not the obligation) to purchase the underlying security, security index or foreign currency at a specified price (the exercise price) at any time until a certain date (the expiration date). The writer (seller) of a call option has the corresponding obligation to deliver the underlying security or foreign currency in the event the option is exercised by the holder of the option. A call option on a securities index is similar to a call option on an individual security or foreign currency, except that the value of the option depends on the weighted value of the group of securities comprising the index and all settlements are to be made in cash. A call option may be terminated by the writer (seller) by entering into a closing purchase transaction in which the writer purchases an option of the same series as the option previously written.
         The Fund may purchase put options on a security, security index or foreign currency. A put option gives the holder (buyer) of the option the right (but not the obligation) to sell a security at the exercise price at any time until the expiration date. Upon exercise by the purchaser, the writer of a put option has the obligation to purchase the underlying security or foreign currency at the exercise price. A put option on a securities index is similar to a put option on an individual security or foreign currency, except that the value of the option depends on the weighted value of the group of securities comprising the index and all settlements are made in cash. Purchasing a call or put option involves the risk that the Fund may lose the premium it paid plus transactions costs.
         With respect to securities and foreign currencies, the Fund may write (sell) call and put options on an exchange or over-the-counter. Call options on portfolio securities will be covered since the Fund will own the underlying securities. Options on foreign currencies will be covered by securities denominated in that currency. Call options on securities indices will be written only to hedge in an economically appropriate way portfolio securities which are not otherwise hedged with options or financial futures contracts and will be covered by maintaining sufficient collateral to cover the option.
         The Fund may write (sell) call and put options in order to obtain a return on its investments from the premiums received and will retain the premiums whether or not the options are exercised. Any decline in the market value of portfolio securities or foreign currencies will be offset to the extent of the premiums received (net of transaction costs). If an option is exercised, the premium received on the option will effectively increase the exercise price or reduce the difference between the exercise price and market value. During the option period, the writer of a call option gives up the opportunity for appreciation in the market value of the underlying security or currency above the exercise price. The writer retains the risk of loss should the price of the underlying security or foreign currency decline.
         The Fund may also write a call or put option which it has previously purchased prior to the purchase (in the case of a call) or the sale (in the case of a put) of the underlying security or foreign currency. Any such sale would result in a net gain or loss depending on whether the amount received on the sale is more or less than the premium and other transaction costs paid on the call or put which is sold.
         The Fund may invest in financial futures contracts including interest rate futures contracts, foreign currency futures contracts, and securities index futures contracts which are traded on a recognized exchange or board of trade and may purchase exchange or board-traded put and call options on financial futures contracts. An interest rate futures contract obligates the seller of the contract to deliver, and the purchaser to take delivery of, the interest rate securities called for in the contract at a specified future time and at a specified price. A foreign currency futures contract obligates the seller of the contract to deliver, and the purchaser to take delivery of, the foreign currency called for in the contract at a specified future time and at a specified price. (See "Foreign Currency Transactions.") A securities index assigns relative values to the securities included in the index, and the index fluctuates with changes in the market values of the securities so included. A securities index futures contract is a bilateral agreement pursuant to which two parties agree to take or make delivery of an amount of cash equal to a specified dollar amount times the difference between the index value at the close of the last trading day of the contract and the price at which the futures contract is originally struck. An option on a financial futures contract gives the purchaser the right to assume a position in the contract (a long position if the option is a call and a short position if the option is a put) at a specified exercise price at any time during the period of the option.
         The Fund may close out its position in a futures contract or an option on a futures contract only by entering into an offsetting transaction on the exchange on which the position was established and only if there is a liquid secondary market for the futures contract. If it is not possible to close a futures position entered into by the Fund, it could be required to make continuing daily cash payments of variation margin in the event of adverse price movements. In such situations, if the Fund has insufficient cash, it may have to sell portfolio securities to meet daily variation margin requirements at a time when it would be disadvantageous to do so. The inability to close futures or options positions could have an adverse effect on the Fund. There is also risk of loss by the Fund of margin deposits in the event of bankruptcy of a broker with whom the Fund has an open position in a futures contract. The correlation is imperfect between movements in the prices of futures or option contracts, and the movements of prices of the securities which are subject to the hedge. If the Fund used a futures or options contract to hedge against a decline in the market, and the market later advances (or vice-versa), the Fund may suffer a greater loss than if it had not hedged.
         Engaging in transactions in financial futures contracts involves certain risks, such as the possibility of an imperfect correlation between futures market prices and cash market prices and the possibility that the Advisor or Subadvisor could be incorrect in its expectations as to the direction or extent of various interest rate movements or foreign currency exchange rates, in which case the Fund's return might have been greater had hedging not taken place. There is also the risk that a liquid secondary market may not exist. The risk in purchasing an option on a financial futures contract is that the fund will lose the premium it paid. Also, there may be circumstances when the purchase of an option on a financial futures contract would result in a loss to the Fund while the purchase or sale of the contract would not have resulted in a loss.
         The Fund will not purchase or sell any financial futures contract or related option if, immediately thereafter, the sum of the cash or U.S. Treasury bills committed with respect to its existing futures and related options positions and the premiums paid for related options would exceed 5% of the market value of its total assets. At the time of purchase of a futures contract or a call option on a futures contract, an amount of cash, U.S. Government securities or other appropriate high-grade debt obligations equal to the market value of the futures contract minus the Fund's initial margin deposit with respect thereto, will be deposited in a segregated account with the Fund's custodian bank to collateralize fully the position and thereby ensure that it is not leveraged. The extent to which the Fund may enter into financial futures contracts and related options may also be limited by the requirements of the Internal Revenue Code of 1986 for qualification as a regulated investment company.
         Warrants and stock rights are almost identical to call options in their nature, use and effect except that they are issued by the issuer of the underlying security rather than an option writer, and they generally have longer expiration dates than call options. The fund may invest up to 5% of its net assets in warrants and stock rights, but no more than 2% of its net assets may be invested in warrants and stock rights not listed on the New York Stock Exchange or the American Stock Exchange.

NONINVESTMENT GRADE (HIGH YIELD/HIGH RISK - OR JUNK BOND) DEBT SECURITIES

         The Fund may invest up to 35% of its assets in lower quality debt securities (generally those rated BB or lower by S&P or Ba or lower by Moody s), or in unrated securities determined by the Advisor to be comparable. These securities have moderate to poor protection of principal and interest payments and have speculative characteristics. These securities involve greater risk of default or price declines due to changes in the issuer's creditworthiness than investment grade debt securities. Because the market for lower-rated securities may be thinner and less active than for higher-rated securities, there may be market price volatility for these securities and limited liquidity in the resale market. Market prices for these securities may decline significantly in periods of general economic difficulty or rising interest rates. Unrated debt securities may fall into the lower quality category. Unrated securities usually are not attractive to as many buyers as are rated securities, which may make them less marketable.
         The Fund will not purchase any securities rated lower than C. The quality limitation set forth in the investment policy is determined immediately after the Fund's acquisition of a security. Accordingly, any later change in ratings will not be considered when determining whether an investment complies with the Fund's investment policy.
         When purchasing high-yielding securities, rated or unrated, the Subadvisor prepares its own careful credit analysis to attempt to identify those issuers whose financial condition is adequate to meet future obligations or is expected to be adequate in the future. Through portfolio diversification and credit analysis, investment risk can be reduced, although there can be no assurance that losses will not occur.

FOREIGN SECURITIES
         The Fund does not presently invest in foreign securities, nor does the Subadvisor intend to become involved in foreign markets in the near future. However, the Fund may make such investments in the future. In the event the Fund undertakes investment in foreign securities in the future, additional costs may be incurred, since foreign brokerage commissions and the custodial costs associated with maintaining foreign portfolio securities are generally higher than in the United States. Fee expense may also be incurred on currency exchanges when the Fund changes investments from one country to another or converts foreign securities holdings into U.S. dollars. Foreign companies and foreign investment practices are not subject to uniform accounting, auditing and financial reporting standards and practices or regulatory requirements comparable to those applicable to United States companies. There may be less public information available about foreign companies.
         United States Government policies have at times, in the past, through imposition of interest equalization taxes and other restrictions, discouraged United States investors from making certain investments abroad. While such taxes or restrictions are not presently in effect, they may be reinstituted from time to time as a means of fostering a favorable United States balance of payments. In addition, foreign countries may impose withholding and taxes on dividends and interest.

FOREIGN CURRENCY TRANSACTIONS
         Forward Foreign Currency Exchange Contracts. A forward foreign currency exchange contract involves an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days ("Term") from the date of the contract agreed upon by the parties, at a price set at the time of the contract. These contracts are traded directly between currency traders (usually large commercial banks) and their customers.
         The Fund will not enter into such forward contracts or maintain a net exposure in such contracts where it would be obligated to deliver an amount of foreign currency in excess of the value of its portfolio securities and other assets denominated in that currency. The Subadvisor believes that it is important to have the flexibility to enter into such forward contracts when it determines that to do so is in the Fund's best interests.
         Foreign Currency Options. A foreign currency option provides the option buyer with the right to buy or sell a stated amount of foreign currency at the exercise price at a specified date or during the option period. A call option gives its owner the right, but not the obligation, to buy the currency, while a put option gives its owner the right, but not the obligation, to sell the currency. The option seller (writer) is obligated to fulfill the terms of the option sold if it is exercised. However, either seller or buyer may close its position during the option period for such options any time prior to expiration.
         A call rises in value if the underlying currency appreciates. Conversely, a put rises in value if the underlying currency depreciates. While purchasing a foreign currency option can protect the Fund against an adverse movement in the value of a foreign currency, it does not limit the gain which might result from a favorable movement in the value of such currency. For example, if the Fund was holding securities denominated in an appreciating foreign currency and had purchased a foreign currency put to hedge against a decline in the value of the currency, it would not have to exercise its put. Similarly, if the Fund had entered into a contract to purchase a security denominated in a foreign currency and had purchased a foreign currency call to hedge against a rise in the value of the currency but instead the currency had depreciated in value between the date of purchase and the settlement date, it would not have to exercise its call but could acquire in the spot market the amount of foreign currency needed for settlement.
         Foreign Currency Futures Transactions. The Fund may use foreign currency futures contracts and options on such futures contracts. Through the purchase or sale of such contracts, it may be able to achieve many of the same objectives attainable through the use of foreign currency forward contracts, but more effectively and possibly at a lower cost.
         Unlike forward foreign currency exchange contracts, foreign currency futures contracts and options on foreign currency futures contracts are standardized as to amount and delivery period and are traded on boards of trade and commodities exchanges. It is anticipated that such contracts may provide greater liquidity and lower cost than forward foreign currency exchange contracts.

INVESTMENTS IN PRECIOUS METALS

         The price of gold and other precious metal mining securities can face substantial short-term volatility caused by international monetary and political developments such as currency devaluations or revaluations, economic and social conditions within a country, or trade restrictions between countries. Since much of the world's gold reserves are located in just a few countries, such as South Africa, the United States, the Commonwealth of Independent States (formerly the Soviet Union), Australia, Canada and China, the social and economic conditions in those countries can affect the price of gold and gold-related companies located elsewhere. The price of gold bullion or coins is more affected by broad economic and political conditions. Markets in commodities, such as gold, can be volatile and there may be sharp fluctuations in prices. Such investments, however, may be beneficial to the investment performance of the Fund as a hedge against inflation as well as an investment with possible growth potential.

                         INVESTMENT RESTRICTIONS

FUNDAMENTAL INVESTMENT RESTRICTIONS

         The Fund has adopted the following investment restrictions which cannot be changed without the approval of the holders of a majority of the outstanding shares of the Fund. As defined in the Investment Company Act of 1940, this means the lesser of the vote of (a) 67% of the shares of the Fund at a meeting where more than 50% of the outstanding shares are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund. The Fund may not:

         1. With respect to 50% of its assets, purchase securities of any issuer (other than obligations of, or guaranteed by, the United States Government, its agencies or instrumentalities) if, as a result, more than 5% of the value of its total assets would be invested in securities of that issuer. (The remaining 50% of its total assets may be invested without restriction except to the extent other investment restrictions may be applicable).
         2. Concentrate 25% or more of the value of its assets in any one industry; provided, however, that there is no limitation with respect to investments in obligations issued or guaranteed by the United States Government or its agencies and instrumentalities, and repurchase agreements secured thereby.
         3. Make loans of more than one-third of the assets of the Fund, or as permitted by law. The purchase by the Fund of all or a portion of an issue of publicly or privately distributed debt obligations in accordance with its investment objective, policies and restrictions, shall not constitute the making of a loan.
         4. Underwrite the securities of other issuers, except as permitted by the Board of Trustees within applicable law, and except to the extent that in connection with the disposition of its portfolio securities, the Fund may be deemed to be an underwriter.
         5. Purchase from or sell to any of the Fund's officers or trustees, or companies of which any of them are directors, officers or employees, any securities (other than shares of beneficial interest of the Fund), but such persons or firms may act as brokers for the Fund for customary commissions.
         6. Except as required in connection with permissible options, futures and commodity activities of the Fund, invest in commodities, commodity futures contracts, or real estate, although it may invest in securities which are secured by real estate or real estate mortgages and securities of issuers which invest or deal in commodities, commodity futures, real estate or real estate mortgages and provided that it may purchase or enter into futures contracts and options on futures contracts, foreign currency futures, interest rate futures and options thereon.

Nonfundamental Investment Restrictions

         The Fund has adopted the following operating (i.e., non-fundamental) investment policies and restrictions which may be changed by the Board of Trustees without shareholder approval. The Fund may not:

         7. Purchase the securities of any issuer with less than three years continuous operation if, as a result, more than 5% of the value of its total assets would be invested in securities of such issuers.
         8. Invest, in the aggregate, more than 15% of its net assets in illiquid securities. Purchases of securities outside the U.S. that are not registered with the SEC or marketable in the U.S. are not per se illiquid.
         9. Invest, in the aggregate, more than 5% of its net assets in the securities of issuers restricted from selling to the public without registration under the Securities Act of 1933, excluding restricted securities eligible for resale pursuant to Rule 144A under that statute.
         10. Purchase or retain securities of any issuer if the officers, Trustees of the Fund or its Advisors, owning beneficially more than 1/2 of 1% of the securities of such issuer, together own beneficially more than 5% of such issuer's securities.
         11. Invest in warrants if more than 5% of the value of the Fund's net assets would be invested in such securities.
         12. Invest in interests in oil, gas, or other mineral exploration or development programs or leases although it may invest in securities of issuers which invest in or sponsor such programs.
         13. Borrow money in an amount exceeding one-third of the Fund's total assets, or as permitted by law. In order to secure any permitted borrowings under this section, the Fund may pledge, mortgage or hypothecate its assets.
         14. Invest for the purpose of exercising control or management of another issuer.
         15. Invest in the shares of other investment companies, except as permitted by the 1940 Act or pursuant to Calvert's nonqualified deferred compensation plan adopted by the Board of Trustees.
         16. Purchase more than 10% of the outstanding voting securities of any issuer.

         For purposes of the Fund's concentration policy contained in restriction (2), above, the Fund classifies the respective industries based upon William O Neil's Investor's Business Daily industry classification.

         Any investment restriction which involves a maximum percentage of securities or assets shall not be considered to be violated unless an excess over the applicable percentage occurs immediately after an acquisition of securities or utilization of assets and results therefrom.

                   DIVIDENDS, DISTRIBUTIONS, AND TAXES

         The Fund declares and pays dividends from net investment income on an annual basis. Distributions of realized net capital gains, if any, are normally paid once a year; however, the Fund does not intend to make any such distributions unless available capital loss carryovers, if any, have been used or have expired. Dividends and distributions paid may differ among the classes.
         Generally, dividends (including short-term capital gains) and distributions are taxable to the shareholder in the year they are paid. However, any dividends and distributions paid in January but declared during the prior three months are taxable in the year declared.
         Investors should note that the Internal Revenue Code ("Code") may require investors to exclude the initial sales charge, if any, paid on the purchase of Fund shares from the tax basis of those shares if the shares are exchanged for shares of another Calvert Group Fund within 90 days of purchase. This requirement applies only to the extent that the payment of the original sales charge on the shares of the Fund causes a reduction in the sales charge otherwise payable on the shares of the Calvert Group Fund acquired in the exchange, and investors may treat sales charges excluded from the basis of the original shares as incurred to acquire the new shares.
         The Fund is required to withhold 31% of any long-term capital gain dividends and 31% of each redemption transaction occurring in the Fund if; (a) the shareholder's social security number or other taxpayer identification number ("TIN") is not provided, or an obviously incorrect TIN is provided; (b) the shareholder does not certify under penalties of perjury that the TIN provided is the shareholder's correct TIN and that the shareholder is not subject to backup withholding under section 3406(a)(1)(C) of the Code because of underreporting (however, failure to provide certification as to the application of section 3406(a)(1)(C) will result only in backup withholding on capital gain dividends, not on redemptions); or (c) the Fund is notified by the Internal Revenue Service that the TIN provided by the shareholder is incorrect or that there has been underreporting of interest or dividends by the shareholder. Affected shareholders will receive statements at least annually specifying the amount withheld.
         The Fund is required to report to the Internal Revenue Service the following information with respect to each redemption transaction:
(a) the shareholder's name, address, account number and taxpayer identification number; (b) the total dollar value of the redemptions; and (c) the Fund's identifying CUSIP number.
         Certain shareholders are exempt from the backup withholding and broker reporting requirements. Exempt shareholders include: corporations; financial institutions; tax-exempt organizations; individual retirement plans; the U.S., a State, the District of Columbia, a U.S. possession, a foreign government, an international organization, or any political subdivision, agency or instrumentality of any of the foregoing; U.S. registered commodities or securities dealers; real estate investment trusts; registered investment companies; bank common trust funds; certain charitable trusts; foreign central banks of issue. Non-resident aliens, certain foreign partnerships and foreign corporations are generally not subject to either requirement but may instead be subject to withholding under Sections 1441 or 1442 of the Internal Revenue Code. Shareholders claiming exemption from backup withholding and broker reporting should call or write the Fund for further information.


Nondiversified Status
         The Fund is a "nondiversified" investment company under the Investment Act of 1940 (the "Act"), which means the Fund is not limited by the Act in the proportion of its assets that may be invested in the securities of a single issuer. A nondiversified fund may invest in a smaller number of issuers than a diversified fund. Thus, an investment in the Fund may, under certain circumstances, present greater risk of loss to an investor than an investment in a diversified fund. However, the Fund intends to conduct its operations so as to qualify to be taxed as a "regulated investment company" for purposes of the Code, which will relieve the Fund of any liability for federal income tax to the extent its earnings are distributed to shareholders. To qualify for this Subchapter M tax treatment, the Fund will limit its investments to satisfy the Code diversification requirements so that, at the close of each quarter of the taxable year, (i) not more than 25% of the fund's assets will be invested in the securities of a single issuer or of two or more issuers which the Fund controls and which are determined to be engaged in the same or similar trades or businesses or related trades or businesses, and (ii) with respect to 50% of its assets, not more than 5% of its assets will be invested in the securities of a single issuer and the Fund will not own more than 10% of the outstanding voting securities issuer. Investments in United States Government securities are not subject to these limitations; while securities issued or guaranteed by foreign governments are subject to the above tests in the same manner as the securities of non-governmental issuers. The Fund intends to comply with the SEC staff position that securities issued or guaranteed as to principal and interest by any single foreign government are considered to be securities of issuers in the same industry.


                             NET ASSET VALUE

         The public offering price of the shares of the Fund is the respective net asset value per share (plus, for Class A shares, the applicable sales charge). The net asset value fluctuates based on the respective market value of the Fund's investments. The net asset value per share for each class is determined every business day at the close of the regular session of the New York Stock Exchange (normally 4:00 p.m. Eastern time) and at such other times as may be necessary or appropriate. The Fund does not determine net asset value on certain national holidays or other days on which the New York Stock Exchange is closed: New Year's Day, Presidents Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The Fund's net asset value per share is determined by dividing total net assets (the value of its assets net of liabilities, including accrued expenses and fees) by the number of shares outstanding for that class.
         The assets of the Fund are valued as follows: (a) securities for which market quotations are readily available are valued at the most recent closing price, mean between bid and asked price, or yield equivalent as obtained from one or more market makers for such securities; (b) securities maturing within 60 days may be valued at cost, plus or minus any amortized discount or premium, unless the Board of Trustees determines such method not to be appropriate under the circumstances; and (c) all other securities and assets for which market quotations are not readily available will be fairly valued by the Advisor in good faith under the supervision of the Board of Trustees. Securities primarily traded on foreign securities exchanges are generally valued at the preceding closing values on their respective exchanges where primarily traded. Equity options are valued at the last sale price and if not available then the previous days sales price is used; if the bid price is higher or the asked price is lower than the previous last sales price, the higher bid or lower asked prices may be used. Exchange traded fixed income options are valued at the last sale price unless there is no sale price, in which event current prices provided by market makers are used. Over-the-counter fixed income options are valued based upon current prices provided by market makers. Financial futures are valued at the settlement price established each day by the board of trade or exchange on which they are traded. Because of the need to obtain prices as of the close of trading on various exchanges throughout the world, the calculation of the Fund's net asset value does not take place contemporaneously with the determination of the prices of U.S. portfolio securities. For purposes of determining the net asset value, all assets and liabilities initially expressed in foreign currency values will be converted into United States dollar values at the mean between the bid and offered quotations of such currencies against United States dollars at last quoted by any recognized dealer. If an event were to occur after the value of an investment was so established but before the net asset value per share was determined which was likely to materially change the net asset value, then the instrument would be valued using fair value consideration by the Trustees or their delegates.

Net Asset Value and Offering Price Per Share
         Class A net asset value per share
         ($94,624,910/6,798,190 shares          $13.92
         Maximum sales charge
         (4.75% of Class A offering price)        0.69
         Offering price per Class A share       $14.61

         Class C net asset value and offering price per share
         ($16,523,655/1,207,832 shares)         $13.68

                       CALCULATION OF TOTAL RETURN

         The Fund may advertise "total return." Total return is calculated separately for each class. Total return is computed per class by taking the total number of shares purchased by a hypothetical $1,000 investment after deducting any applicable sales charge, adding all additional shares purchased within the period with reinvested dividends and distributions, calculating the value of those shares at the end of the period, and dividing the result by the initial $1,000 investment. For periods of more than one year, the cumulative total return is then adjusted for the number of years, taking compounding into account, to calculate average annual total return during that period. Total return is computed according to the following formula:

                             P(1 + T)n = ERV

where P = a hypothetical initial payment of $1,000; T = total return; n = number of years; and ERV = the ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period. Total return is historical in nature and is not intended to indicate future performance. All total return quotations reflect the deduction of the maximum class A front-end sales charge, except quotations of "return without maximum load," which do not deduct sales charge. Thus, in the formula above, for return without maximum load, P = the entire $1,000 hypothetical initial investment and does not reflect the deduction of any sales charge; for actual return, P = a hypothetical initial investment of $1,000 less any sales charge actually imposed at the beginning of the period for which the performance is being calculated. Returns for the Fund's Class A and C shares for periods ended March 31, 1996 are as follows:

                          Class A Shares   Class A Shares     Class C
Shares
                          Return Without   Average Annual     Return
Without
                          Maximum          Return             Maximum
                          Sales Load       With Maximum       Sales Load
                                           Sales Load

One Year                  -21.17%          -24.92%            -21.75%

Since Inception
(May 5, 1994)             1.02%            -.66%              .23%

                    PURCHASE AND REDEMPTION OF SHARES

         Investments in the Fund made by mail, bank wire or electronic funds transfer, or through the Fund's branch office or brokers participating in the distribution of Fund shares, are credited to a shareholder's account at the public offering price which is the net asset value next determined after receipt by the Fund, plus the sales charge, if applicable, as set forth in the Fund's Prospectus.
         All purchases of Fund shares will be confirmed and credited to shareholder accounts in full and fractional shares (rounded to the nearest 1/1000th of a share). Share certificates will not be issued unless requested in writing by the investor. No charge will be made for share certificate requests. No certificates will be issued for fractional shares. A service fee of $10.00, plus any costs incurred by the Fund, will be charged investors whose purchase checks are returned for insufficient funds.
         Telephone redemption requests are processed upon the date of receipt, if received prior to 4:00 p.m. Redemption proceeds are normally transmitted or mailed the next business day, although payment by check of redemption proceeds may take up to five business days; however, telephone redemption requests which would require the redemption of shares purchased by check or electronic funds transfer within the previous 10 business days may not be honored. The Fund reserves the right to modify the telephone redemption privilege.
         Amounts redeemed by telephone may be mailed by check to the investor to the address of record without charge. Amounts of more than $50 and less than $300,000 may be transferred electronically at no charge to the investor. Amounts of $1,000 or more will be transmitted by wire without charge by the Fund to the investor's account at a domestic bank or savings association that is a member of the Federal Reserve System or to a correspondent bank. A charge of $5 is imposed on wire transfers of less than $1,000. If the institution is not a Federal Reserve System member, failure of immediate notification to that institution by the correspondent bank could result in a delay in crediting the funds to the investor's account at the institution.
         To change redemption instructions already given, shareholders must send a notice to Calvert Group, with a voided copy of a check for the bank wiring instructions to be added, to c/o NFDS, P.O. Box 419544, Kansas City, MO 64141-6544. If a voided check does not accompany the request, then the request must be signature guaranteed by a commercial bank, trust company, savings association or member firm of any national securities exchange. Other documentation may be required from corporations, fiduciaries and institutional investors.
         The Fund's redemption check normally will be mailed to the investor on the next business day following the date of receipt by the Fund of a written redemption request. If the investor so instructs in such written redemption request, the check will be mailed or the redemption proceeds wired or transferred electronically to a preauthorized account at the investor's bank or savings association.
         The right of redemption may be suspended or the date of payment postponed for any period during which the New York Stock Exchange is closed (other than customary weekend and holiday closings), when trading on the New York Stock Exchange is restricted, or an emergency exists, as determined by the Commission, or if the Commission has ordered a suspension of trading for the protection of shareholders. Redemption proceeds are normally mailed, wired or transferred electronically the next business day but in no event later than seven days after a proper redemption request has been received, unless redemptions have been suspended or postponed as described above.
         Redemption proceeds are normally paid in cash. However, the Fund has the right to redeem shares in assets other than cash for redemption amounts exceeding, in any 90-day period, $250,000 or 1% of the net asset value of the Fund, whichever is less.

                     REDUCED SALES CHARGES (CLASS A)

         The Fund imposes reduced sales charges for Class A shares in certain situations in which the Principal Underwriter and the dealers selling Fund shares may expect to realize significant economies of scale with respect to such sales. Generally, sales costs do not increase in proportion to the dollar amount of the shares sold; the per-dollar transaction cost for a sale to an investor of shares worth, say, $5,000 is generally much higher than the per-dollar cost for a sale of shares worth $1,000,000. Thus, the applicable sales charge declines as a percentage of the dollar amount of shares sold as the dollar amount increases.
         When a shareholder agrees to make purchases of shares over a period of time totaling a certain dollar amount pursuant to a Letter of Intent, the Underwriter and selling dealers can expect to realize the economies of scale applicable to that stated goal amount. Thus the Fund imposes the sales charge applicable to the goal amount. Similarly, the Underwriter and selling dealers also experience cost savings when dealing with existing Fund shareholders, enabling the Fund to afford existing shareholders the Right of Accumulation. The Underwriter and selling dealers can also expect to realize economies of scale when making sales to the members of certain qualified groups which agree to facilitate distribution of Fund shares to their members. Please see Exhibit A - Reduced Sales Charges in the Prospectus. For shareholders who intend to invest at least $50,000, a Letter of Intent is included in the Appendix to this Statement of Additional Information.

                               ADVERTISING

         The Fund or its affiliates may provide information such as, but not limited to, the economy, investment climate, investment principles, sociological conditions and political ambiance. Discussion may include hypothetical scenarios or lists of relevant factors designed to aid the investor in determining whether the Fund is compatible with the investor's goals. The Fund may list portfolio holdings or give examples of securities that may have been considered for inclusion in the Portfolio, whether held or not.
         The Fund or its affiliates may supply comparative performance data and rankings from independent sources such as Donoghue's Money Fund Report, Bank Rate Monitor, Money, Forbes, Lipper Analytical Services, Inc., CDA Investment Technologies, Inc., Wiesenberger Investment Companies Service, Mutual Fund Values Morningstar Ratings, Mutual Fund Forecaster, Barron s, Nelson's and The Wall Street Journal. The Fund may also cite to any source, whether in print or on-line, such as Bloomberg, in order to acknowledge origin of information, and may provide biographical information on, or quote, portfolio managers or Fund officers. The Fund may compare itself or its portfolio holdings to other investments, whether or not issued or regulated by the securities industry, including, but not limited to, certificates of deposit and Treasury notes. The Fund, its Advisor, and its affiliates reserve the right to update performance rankings as new rankings become available.

                          TRUSTEES AND OFFICERS

Trustee, RICHARD L. BAIRD, JR., 211 Overlook Drive, Pittsburgh, Pennsylvania 15216, 05/09/48. Mr. Baird is Director of Finance for the Family Health Council, Inc. in Pittsburgh, Pennsylvania, a non-profit corporation which provides family planning services, nutrition, maternal/child health care, and various health screening services. Mr. Baird is a trustee/director of each of the investment companies in the Calvert Group of Funds, except for Acacia Capital Corporation, Calvert New World Fund, Inc. and Calvert World Values Fund, Inc.
Trustee, FRANK H. BLATZ, JR., Esq., 308 East Broad Street, P.O. Box 2007, Westfield, New Jersey 07091, 10/29/35. Mr. Blatz is a partner in the law firm of Snevily, Ely, Williams, Gurrieri & Blatz. He was formerly a partner with Abrams, Blatz, Gran, Hendricks & Reina, P.A Trustee, FREDERICK T. BORTS, M.D., 2040 Nuuanu Avenue #1805, Honolulu, Hawaii, 96817, 07/23/49. Dr. Borts is a radiologist with Kaiser Permanente. Prior to that, he was a radiologist at Bethlehem Medical Imaging in Allentown, Pennsylvania.
*Trustee, CHARLES E. DIEHL, 1658 Quail Hollow Court, McLean, Virginia 22101, 10/13/22. Mr. Diehl is Vice President and Treasurer Emeritus of the George Washington University, and has retired from University Support Services, Inc. of Herndon, Virginia. He is also a Director of Acacia Mutual Life Insurance Company.
Trustee, DOUGLAS E. FELDMAN, M.D., 7536 Pepperell Drive, Bethesda, Maryland 20817, 05/23/48. Dr. Feldman practices head and neck reconstructive surgery in the Washington, D.C. metropolitan area. Trustee, PETER W. GAVIAN, CFA, 3005 Franklin Road, North Arlington, Virginia 22201, 12/08/32. Mr. Gavian was a principal of Gavian De Vaux Associates, an investment banking firm. He continues to be President of Corporate Finance of Washington, Inc.
Trustee, JOHN G. GUFFEY, JR., 7205 Pomander Lane, Chevy Chase, Maryland 20815, 05/15/48. Mr. Guffey is chairman of the Calvert Social Investment Foundation, organizing director of the Community Capital Bank in Brooklyn, New York, and a financial consultant to various organizations. In addition, he is a Director of the Community Bankers Mutual Fund of Denver, Colorado, and the Treasurer and Director of Silby, Guffey, and Co., Inc., a venture capital firm. Mr. Guffey is a trustee/director of each of the other investment companies in the Calvert Group of Funds, except for Acacia Capital Corporation and Calvert New World Fund, Inc. *President and Trustee, BARBARA J. KRUMSIEK, Ms. Krumsiek serves as President, Chief Executive Officer and Vice Chairman of Calvert Group, Ltd. and as an officer and director of each of its affiliated companies. She is director of Calvert-Sloan Advisers, L.L.C., and a trustee/director of each of the investment companies in the Calvert Group of Funds.
Trustee, M. CHARITO KRUVANT, 5301 Wisconsin Avenue, N.W. Washington, D.C. 20015, 12/08/45. Ms. Kruvant is President of Creative Associates International, Inc., a firm that specializes in human resources development, information management, public affairs and private enterprise development.
Trustee, ARTHUR J. PUGH, 4823 Prestwick Drive, Fairfax, Virginia 22030, 09/24/37. Mr. Pugh serves as a Director of Acacia Federal Savings Bank.
* Senior Vice President and Trustee, DAVID R. ROCHAT, Box 93, Chelsea, Vermont 05038, 10/07/37. Mr. Rochat is Executive Vice President of Calvert Asset Management Company, Inc., Director and Secretary of Grady, Berwald and Co., Inc., and Director and President of Chelsea Securities, Inc.
*Trustee, D. WAYNE SILBY, Esq., 1715 18th Street, N.W. Washington, D.C. 20009, 07/20/48. Mr. Silby is a trustee/director of each of the investment companies in the Calvert Group of Funds, except for Acacia Capital Corporation and Calvert New World Fund, Inc. Mr. Silby is an officer, director and shareholder of Silby, Guffey & Company, Inc., which serves as general partner of Calvert Social Venture Partners ("CSVP"). CSVP is a venture capital firm investing in socially responsible small companies. He is also a Director of Acacia Mutual Life Insurance Company.
Senior Vice President, RENO J. MARTINI, 01/13/50. Mr. Martini is a director and Senior Vice President of Calvert Group, Ltd., and Senior Vice President and Chief Investment Officer of Calvert Asset Management Company, Inc. Mr. Martini is also a director and President of Calvert-Sloan Advisers, L.L.C., and a director and officer of Calvert New World Fund, Inc.
Treasurer, RONALD M. WOLFSHEIMER, CPA, 07/24/52. Mr. Wolfsheimer is Senior Vice President and Controller of Calvert Group, Ltd. and its subsidiaries and an officer of each of the other investment companies in the Calvert Group of Funds. Mr. Wolfsheimer is Vice President and Treasurer of Calvert-Sloan Advisers, L.L.C., and a director of Calvert Distributors, Inc.
Vice President and Secretary, WILLIAM M. TARTIKOFF, Esq., 08/12/47. Mr. Tartikoff is an officer of each of the investment companies in the Calvert Group of Funds, and is Senior Vice President, Secretary, and General Counsel of Calvert Group, Ltd., and each of its subsidiaries. Mr. Tartikoff is also Vice President and Secretary of Calvert-Sloan Advisers, L.L.C., a director of Calvert Distributors, Inc., and is an officer of Acacia National Life Insurance Company.
Vice President, EVELYNE S. STEWARD, 11/14/52. Ms. Steward is a director and Senior Vice President of Calvert Group, Ltd., and a director of Calvert-Sloan Advisers, L.L.C. She is the sister of Philip J. Schewetti, the portfolio manager of the CSIF Equity Portfolio.
Vice President, DANIEL K. HAYES, 09/09/50. Mr. Hayes is Vice President of Calvert Asset Management Company, Inc., and is an officer of each of the other investment companies in the Calvert Group of Funds, except for Calvert New World Fund, Inc.
Assistant Secretary, SUSAN WALKER BENDER, Esq., 01/29/59. Ms. Bender is Associate General Counsel of Calvert Group and an officer of each of its subsidiaries and Calvert-Sloan Advisers, L.L.C. She is also an officer of each of the other investment companies in the Calvert Group of Funds. Assistant Secretary, KATHERINE STONER, Esq., 10/21/56. Ms. Stoner is Associate General Counsel of Calvert Group and an officer of each of its subsidiaries and Calvert-Sloan Advisers, L.L.C. She is also an officer of each of the other investment companies in the Calvert Group of Funds. Assistant Secretary and Compliance Officer, LISA CROSSLEY, Esq., 12/31/61. Ms. Crossley is Associate General Counsel of Calvert Group and an officer of each of its subsidiaries and Calvert-Sloan Advisers, L.L.C. She is also an officer of each of the other investment companies in the Calvert Group of Funds.
Assistant Secretary, IVY WAFFORD DUKE, Esq., 09/07/68. Ms. Duke is Assistant Counsel of Calvert Group and an officer of each of its subsidiaries and Calvert-Sloan Advisers, L.L.C. She is also an officer of each of the other investment companies in the Calvert Group of Funds.

*"Interested persons" of the Fund under the Investment Company Act of 1940.

         Each of the above directors/trustees and officers is a director/trustee or officer of each of the investment companies in the Calvert Group of Funds with the exception of Calvert Social Investment Fund, of which only Messrs. Baird, Guffey, Silby and Ms. Krumsiek are among the trustees, Acacia Capital Corporation, of which only Messrs. Blatz, Diehl, Pugh and Ms. Krumsiek are among the directors, Calvert World Values Fund, Inc., of which only Messrs. Guffey, Silby and Ms. Krumsiek are among the directors, and Calvert New World Fund, Inc., of which only Mr. Martini and Ms. Krumsiek is among the directors. The address of directors and officers, unless otherwise noted, is 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814. Trustees and officers of the Fund as a group own less than 1% of the Fund's outstanding shares.
         The Audit Committee of the Board is composed of Messrs. Baird, Blatz, Feldman, Guffey and Pugh, and Ms. Kruvant. The Board's Investment Policy Committee is composed of Messrs. Borts, Diehl, Gavian, Rochat, Silby and Ms. Krumsiek.
         Messrs. Baird, Guffey and Silby serve on the High Social Impact Investments Committee which assists the Fund in identifying, evaluating and selecting investments in securities that offer a rate of return below the then-prevailing market rate and that present attractive opportunities for furthering the Fund's social criteria.
         For fiscal year 1996 and 1997, trustees of the Fund not affiliated with the Fund's Advisor were paid $13,288 and $18,144. Trustees of the Fund not affiliated with the Advisor presently receive an annual fee of $20,500 for service as a member of the Board of Trustees of the Calvert Group of Funds, and a fee of $750 to $1,500 for each regular Board or Committee meeting attended; such fees are allocated among the respective Funds on the basis of net assets.
         Trustees of the Fund not affiliated with the Fund's Advisor may elect to defer receipt of all or a percentage of their fees and invest them in any fund in the Calvert Family of Funds through the Trustees Deferred Compensation Plan (shown as Pension or Retirement Benefits Accrued as part of Fund Expenses, below). Deferral of the fees is designed to maintain the parties in the same position as if the fees were paid on a current basis. Management believes this will have a negligible effect on the Fund's assets, liabilities, net assets, and net income per share, and will ensure that there is no duplication of advisory fees


                        Trustee Compensation Table



Name of Director        Aggregate           Pension or         Total
                        Compensation        Retirement         Compensation
                        from Registrant     Benefits           from
                        for service         Accrued as         Registrant and
                        as Director         part of            Fund Complex
                                            Registrant         paid to
                                            Expenses<F1>       Directors<F2>

Richard L. Baird, Jr.    $400               $0                 $8,725
Frank H. Blatz, Jr.      $372               $8,875             $8,875
Frederick T. Borts       $372               $0                 $8,125
Charles E. Diehl         $372               $8,875             $8,875
Douglas E. Feldman       $372               $0                 $8,125
Peter W. Gavian          $372               $2,438             $8,125
John G. Guffey, Jr.      $372               $0                 $12,654
M. Charito Kruvant       $372               $0                 $8,125
Arthur J. Pugh           $372               $0                 $8,125
D. Wayne Silby           $372               $0                 $14,832
Barbara Krumsiek         $0                 $0                 $0

     <F1> Messrs.  Blatz, Diehl, Gavian, and Pugh have chosen to defer a portion of their compensation. As of March 31, 1997, total deferred compensation, including dividends and capital appreciation, was $428,690, $428,442, $96,333, and $$156,717, for each trustee, respectively.
 <F2> As of March 31, 1997, the Fund Complex consists of nine (9) registered investment companies.


                    INVESTMENT ADVISOR AND SUBADVISOR

         The Fund's Investment Advisor is Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, 1000N, Bethesda, Maryland 20814,
a subsidiary of Calvert Group Ltd., which is a subsidiary of Acacia
Mutual Life Insurance Company of Washington, D.C. ("Acacia Mutual"). The Advisor serves as investment advisor to seven other registered investment companies in the Calvert Group of Funds: First Variable Rate Fund for Government Income; Calvert Tax-Free Reserves; Calvert Cash Reserves; Calvert Social Investment Fund; Calvert Municipal Fund, Inc.; Calvert World Values Fund, Inc.; and Acacia Capital Corporation, a registered investment company whose shares are sold to insurance companies to fund the benefits under certain variable annuity and variable life insurance policies; and as sub-advisor to another registered investment company in the Calvert Group of Funds: Calvert New World Fund, Inc.
         The Advisory Contract between the Fund and the Advisor was entered into as of May 1, 1994, and will remain in effect indefinitely, provided continuance is approved at least annually by the vote of the holders of a majority of the outstanding shares of the Fund or by the Board of Trustees of the Fund; and further provided that such continuance is also approved annually by the vote of a majority of the trustees of the Fund who are not parties to the Contract or interested persons of parties to the Contract or interested persons of such parties, cast in person at a meeting called for the purpose of voting on such approval. The Contract may be terminated without penalty by either party upon 60 days prior written notice; it automatically terminates in the event of its assignment. The Fund's Subadvisor is Portfolio Advisory Services, Inc. ("Subadvisor or PASI"). Pursuant to an Investment Subadvisory Agreement with the Advisor, the Subadvisor determines investment selections for the Fund. PASI has been recognized by the Nelson's Directory of Investment Managers for its private managed accounts.
         The Advisor provides the Fund with investment supervision and management, administrative services, office space, furnishes executive and other personnel to the Fund, and may pay Fund advertising and promotional expenses. The Advisor reserves the right to compensate broker-dealers in consideration of their promotional or administrative services. The Fund pays all other administrative and operating expenses, including: custodial, registrar, dividend disbursing and transfer agency fees; federal and state securities registration fees; salaries, fees and expenses of Trustees, executive officers and employees of the Fund, who
are not   affiliated persons  of the Advisor or the Subadvisor within the meaning of the Investment Company Act of 1940; insurance premiums; trade association dues; legal and audit fees; interest, taxes and other business fees; expenses of printing and mailing reports, notices, prospectuses, and proxy material to shareholders; annual shareholders meeting expenses; and brokerage commissions and other costs associated with the purchase and sale of portfolio securities. The Advisor has agreed to reimburse the Fund for all expenses (excluding brokerage, taxes, interest, and all or a portion of distribution and certain other expenses, to the extent allowed by state or federal law or regulation) exceeding the most restrictive expense limitation in those states where the Fund's shares are qualified for sale.
         Under the contract, the Advisor provides investment advice to the Fund and oversees its day-to-day operations, subject to direction and control by the Fund's Board of Trustees. For its services, the
Advisor receives a base annual fee of 1.50% of the Fund's average daily net assets, plus or minus a performance adjustment as described in the prospectus.
         For fiscal years 1997, 1996, and 1995, the Fund paid advisory fees of $2,368,558, $2,282,948 and $791,257 and was reimbursed $133,668,
$178,157 and $157,095 from the Advisor, respectively. The Advisor may voluntarily defer its fees or assume expenses of the Fund. For fees waived or expenses assumed between January 1, 1995 through December 31, 1996, the Advisor may recapture from (charge to) the Fund for any such expenses provided that such recapture shall be made to the Advisor only from the two-year period from January 1, 1997 through December 31, 1998, and the original expense ratio at the time the fees were waived or expenses assumed is not exceeded. Each year's current advisory fees (incurred in that year) will be paid in full before any recapture for a prior year is applied. Recapture then will be applied beginning with the most recent year first. No fees were recaptured for fiscal year 1997 and 1996.
         Calvert  Administrative  Services Company ("CASC"),  an affiliate of the
Advisor,  has been retained by the Fund to provide certain  administrative
services   necessary  to  the  conduct  of  its  affairs,   including  the
preparation of regulatory filings and shareholder reports, the daily determination of its net asset value per share and dividends, and the
maintenance  of  its  portfolio  and  general  accounting   records.   For
providing such services, CASC receives an annual fee from the Fund of 0.20% of the Fund's average daily net assets.


                          METHOD OF DISTRIBUTION

         The Fund has entered into an agreement with Calvert
Distributors, Inc. ("CDI") whereby CDI, acting as principal underwriter for the Fund, makes a continuous offering of the Fund's securities on a best efforts basis. Under the terms of the agreement, CDI is entitled to receive reimbursement of distribution expenses pursuant to the Distribution Plan (see below). For Class A Shares, CDI also receives the portion of the sales charge in excess of the dealer reallowance.
         Pursuant to Rule 12b-1 under the Investment Company Act of
1940, the Fund has adopted Distribution Plans (the  Plans") which permits the Fund to pay certain expenses associated with the distribution of its shares. Such expenses may not exceed, on an annual basis, 0.35% of the Fund's Class A average daily net assets. For fiscal years 1997, 1996 and 1995, Class A Distribution Plan expenses totaled $330,161, $317,541 and $112,467, respectively. Of the Class A
Distribution Plan expenses paid in fiscal year 1997, 1996 and 1995, $285,996, $270,850 and $66,370 was used for broker/dealer compensation and the remainder was used for the printing and mailing of prospectuses and sales materials to investors (other than current shareholders). CDI received net sales charges of $194,570, $247,094 and $419,511, respectively. Expenses under the Fund's Class C Plan may not exceed, on an annual basis, 1.00% of the Fund's Class C average daily net assets.
For fiscal years 1997, 1996, and 1995, Class C Distribution Plan expenses totaled $255,511, $247,589, $73,949, respectively. Of the Class
C Distribution Plan expenses paid in fiscal year 1997, $243,491 was used for broker/dealer compensation.
         The Fund's Distribution Plans were approved by the Board of Trustees, including the Trustees who are not interested persons of the Fund (as that term is defined in the Investment Company Act of 1940) and who have no direct or indirect financial interest in the operation of the Plans or in any agreements related to the Plans. The selection and nomination of the Trustees who are not interested persons of the Fund is committed to the discretion of such disinterested Trustees. In establishing the Plans, the Trustees considered various factors including the amount of the distribution expenses. The Trustees determined that there is a reasonable likelihood that the Plans will benefit the Fund and its shareholders.
         The Plans may be terminated by vote of a majority of the non-interested Trustees who have no direct or indirect financial interest in the Plans, or by vote of a majority of the outstanding shares of the Fund. Any change in the Plans that would materially increase the distribution cost to the Fund requires approval of the shareholders of the affected class; otherwise, the Plans may be amended by the Trustees, including a majority of the non-interested Trustees as described above. The Plans will continue in effect for successive one-year terms provided that such continuance is specifically approved by (i) the vote of a majority of the Trustees who are not parties to the Plans or interested persons of any such party and who have no direct or indirect financial interest in the Plans, and (ii) the vote of a majority of the entire Board of Trustees.
         Apart from the Plans, the Advisor and CDI, at their own
expense, may incur costs and pay expenses associated with the distribution of shares of the Fund.
         Certain   broker-dealers,   and/or  other   persons  may  receive
compensation   from  the  investment   advisor,   underwriter,   or  their
affiliates  for  the  sale  and  distribution  of  the  securities  or for
services  to  the  Fund.   Such   compensation   may  include   additional
compensation  based on assets held through that firm beyond the  regularly
scheduled    rates,   and   finder's   fee   payments   to   firms   whose
representatives are responsible for soliciting a new account where the accountholder does not choose to purchase through that firm.

                 TRANSFER AND SHAREHOLDER SERVICING AGENT

         Calvert Shareholder Services, Inc., a subsidiary of Calvert Group, Ltd., and Acacia Mutual, has been retained by the Fund to act as transfer agent, dividend disbursing agent and shareholder servicing agent. These responsibilities include: responding to shareholder inquiries and instructions concerning their accounts; crediting and debiting shareholder accounts for purchases and redemptions of Fund shares and confirming such transactions; daily updating of shareholder accounts to reflect declaration and payment of dividends; and preparing and distributing semi-annual statements to shareholders regarding their accounts. For these services, Calvert Shareholder Services, Inc., receives a fee based on the number of shareholder accounts and the number of shareholder transactions.
         For fiscal years 1997, 1996 and 1995, the Fund paid Calvert Shareholder Services, Inc. fees of $369,737, $363,268 and $165,615, respectively.

                            FUND TRANSACTIONS

         Fund transactions are undertaken on the basis of their desirability from an investment standpoint. Investment decisions and the choice of brokers and dealers are made by the Fund's Advisor and Subadvisor under the direction and supervision of the Fund's Board of Trustees.
         Broker-dealers who execute portfolio transactions on behalf of the Fund are selected on the basis of their professional capability and the value and quality of their services. The Fund may pay brokerage commissions to broker-dealers who provide the Fund with statistical, research, or other information and services. Although any statistical research or other information and services provided by such broker-dealers may be useful to the Advisor and the Subadvisor, the dollar value of such information and services is generally indeterminable, and its availability or receipt does not serve to materially reduce the Advisor's or Subadvisor's normal research activities or expenses.
         The Advisor and Subadvisor may also execute portfolio transactions with or through broker-dealers who have sold shares of the Fund. However, such sales will not be a qualifying or disqualifying factor in a broker- dealer's selection nor will the selection of any broker-dealer be based on the volume of Fund shares sold.
         For fiscal years 1997, 1996 and 1995, the portfolio turnover rate of the Fund was 151%, 402% and 480%, respectively. The decrease is attributable to the Subadvisor's view of a more stable market environment which allowed for longer holding periods.

                  INDEPENDENT ACCOUNTANT AND CUSTODIANS

         Coopers and Lybrand, L.L.P. has been selected by the Board of Trustees to serve as independent accountant for fiscal year 1998. State Street Bank & Trust Company, N.A., 225 Franklin Street, Boston, MA 02110, serves as custodian of the Fund's investments. First National Bank of Maryland, 25 South Charles Street, Baltimore, Maryland 21203 also serves as custodian of certain of the Fund's cash assets. The custodian has no part in deciding the Fund's investment policies or the choice of securities that are to be purchased or sold for the Fund's Portfolios.

                           GENERAL INFORMATION

         The Fund was organized as a Massachusetts business trust on March 15, 1982. The series of the Fund include Calvert Income Fund, Calvert Strategic Growth Fund, and Calvert New Vision Small Cap Fund.
         Each share represents an equal proportionate interest with each other share and is entitled to such dividends and distributions out of the income belonging to such class as declared by the Board. The Fund offers two separate classes of shares: Class A and Class C. Each class represents interests in the same portfolio of investments but, as further described in the prospectus, each class is subject to differing sales charges and expenses, which differences will result in differing net asset values and distributions. Upon any liquidation of the Fund, shareholders of each class are entitled to share pro rata in the net assets belonging to that series available for distribution.
         The Fund will send its shareholders confirmations of purchase and redemption transactions, as well as periodic transaction statements and unaudited semi-annual and audited annual financial statements of the Fund's investment securities, assets and liabilities, income and expenses, and changes in net assets.
         The Prospectus and this Statement of Additional Information do not contain all the information in the Fund's registration statement. The registration statement is on file with the Securities and Exchange Commission and is available to the public.

                           FINANCIAL STATEMENTS

         The audited financial statements in the Fund's 1997 Annual Report to Shareholders is expressly incorporated by reference and made a part of this Statement of Additional Information. A copy of the Annual Report may be obtained free of charge by writing or calling the Fund.

                                 APPENDIX

CORPORATE BOND AND COMMERCIAL PAPER RATINGS

Corporate Bonds:
         Description of Moody's Investors Service Inc. s/Standard & Poor's municipal bond ratings: Aaa/AAA: Best quality. These bonds carry the smallest degree of investment risk and are generally referred to as gilt edge. Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. This rating indicates an extremely strong capacity to pay principal and interest.
         Aa/AA: Bonds rated AA also qualify as high-quality debt obligations. Capacity to pay principal and interest is very strong, and in the majority of instances they differ from AAA issues only in small degree. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities, fluctuation of protective elements may be of greater amplitude, or there may be other elements present which make long-term risks appear somewhat larger than in Aaa securities.
         A/A: Upper-medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which make the bond somewhat more susceptible to the adverse effects of circumstances and economic conditions.
         Baa/BBB: Medium grade obligations; adequate capacity to pay principal and interest. Whereas they normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay principal and interest for bonds in this category than for bonds in the A category.
         Ba/BB, B/B, Caa/CCC, Ca/CC: Debt rated in these categories is regarded as predominantly speculative with respect to capacity to pay interest and repay principal. There may be some large uncertainties and major risk exposure to adverse conditions. The higher the degree of speculation, the lower the rating.
          C/C: This rating is only for no-interest income bonds.
          D: Debt in default; payment of interest and/or principal is in arrears.

Commercial Paper:
          MOODY's INVESTORS SERVICE, INC.:
         The Prime rating is the highest commercial paper rating assigned by Moody s. Among the factors considered by Moody's in assigning ratings are the following: (1) evaluation of the management of the issuer; (2) economic evaluation of the issuer's industry or industries and an appraisal of speculative-type risks which may be inherent in certain areas; (3) evaluation of the issuer's products in relation to competition and customer acceptance; (4) liquidity; (5) amount and quality of long-term debt; (6) trend of earnings over a period of ten years; (7) financial strength of a parent company and the relationships which exist with the issuer; and (8) recognition by management of obligations which may be present or may arise as a result of public interest questions and preparations to meet such obligations. Issuers within this Prime category may be given ratings 1, 2, or 3, depending on the relative strengths of these factors.

         STANDARD & POOR's CORPORATION:
         Commercial paper rated A by Standard & Poor's has the following characteristics: (i) liquidity ratios are adequate to meet cash requirements; (ii) long-term senior debt rating should be A or better, although in some cases BBB credits may be allowed if other factors outweigh the BBB; (iii) the issuer should have access to at least two additional channels of borrowing; (iv) basic earnings and cash flow should have an upward trend with allowances made for unusual circumstances; and (v) typically the issuer's industry should be well established and the issuer should have a strong position within its industry and the reliability and quality of management should be unquestioned. Issuers rated A are further referred to by use of numbers 1, 2 and 3 to denote the relative strength within this highest classification.

                             LETTER OF INTENT

                                                  Date_________________

Calvert Distributors, Inc.
4550 Montgomery Avenue
Bethesda, MD 20814

Ladies and Gentlemen:

         By signing this Letter of Intent, or affirmatively marking the Letter of Intent option on my Fund Account Application Form, I agree to be bound by the terms and conditions applicable to Letters of Intent appearing in the Prospectus and the Statement of Additional Information for the Fund and the provisions described below as they may be amended from time to time by the Fund. Such amendments will apply automatically to existing Letters of Intent.

          I intend to invest in the shares of:
          _______________Fund or Portfolio name*

         during the thirteen (13) month period from the date of my first purchase pursuant to this Letter (which cannot be more than ninety (90) days prior to the date of this Letter or my Fund Account Application Form, whichever is applicable), an aggregate amount (excluding any reinvestments of distributions) of at least fifty thousand dollars ($50,000) which, together with my current holdings of the Fund (at public offering price on date of this Letter or my Fund Account Application Form, whichever is applicable), will equal or exceed the amount checked below:
          __ $50,000(not available for mid-load funds) __ $100,000
__ $250,000  __ $500,000 __ $1,000,000 __ $2,500,000

         Subject to the conditions specified below, including the terms of escrow, to which I hereby agree, each purchase occurring after the date of this Letter will be made at the public offering price applicable to a single transaction of the dollar amount specified above, as described in the Fund's prospectus. No portion of the sales charge imposed on purchases made prior to the date of this Letter will be refunded.
         I am making no commitment to purchase shares, but if my purchases within thirteen months from the date of my first purchase do not aggregate the minimum amount specified above, I will pay the increased amount of sales charges prescribed in the terms of escrow described below. I understand that 4.75% of the minimum dollar amount specified above will be held in escrow in the form of shares (computed to the nearest full share). These shares will be held subject to the terms of escrow described below.

         From the initial purchase (or subsequent purchases if necessary), 4.75% of the dollar amount specified in this Letter shall be held in escrow in shares of the Fund by the Fund's transfer agent. For example, if the minimum amount specified under the Letter is $50,000, the escrow shall be shares valued in the amount of $2,375 (computed at the public offering price adjusted for a $50,000 purchase). All dividends and any capital gains distribution on the escorted shares will be credited to my account.
         If the total minimum investment specified under the Letter is completed within a thirteen month period, escrowed shares will be promptly released to me. However, shares disposed of prior to completion of the purchase requirement under the Letter will be deducted from the amount required to complete the investment commitment.

         Upon expiration of this Letter, the total purchases pursuant to the Letter are less than the amount specified in the Letter as the intended aggregate purchases, Calvert Distributors, Inc. ("CDI") will bill me for an amount equal to the difference between the lower load I paid and the dollar amount of sales charges which I would have paid if the total amount purchased had been made at a single time. If not paid by the investor within 20 days, CDI will debit the difference from my account. Full shares, if any, remaining in escrow after the aforementioned adjustment will be released and, upon request, remitted to me.

         I irrevocably constitute and appoint CDI as my attorney-in-fact, with full power of substitution, to surrender for redemption any or all escrowed shares on the books of the Fund. This power of attorney is coupled with an interest.

         The commission allowed by CDI to the broker-dealer named herein shall be at the rate applicable to the minimum amount of my specified intended purchases.
         The Letter may be revised upward by me at any time during the thirteen-month period, and such a revision will be treated as a new Letter, except that the thirteen-month period during which the purchase must be made will remain unchanged and there will be no retroactive reduction of the sales charges paid on prior purchases.

         In determining the total amount of purchases made hereunder, shares disposed of prior to termination of this Letter will be deducted. My broker-dealer shall refer to this Letter of Intent in placing any future purchase orders for me while this Letter is in effect.


Dealer


Name of Investor(s)


By
Authorized Signer


Address



Date


Signature of Investor(s)


Date


Signature of Investor(s)

 * Fund in this Letter of Intent shall refer to the Fund or Portfolio, as the case may be, here indicated.